Exhibit 99.1

www.nortel.com

FOR IMMEDIATE RELEASE	October 1, 2007

For more information:

Media
Jay Barta	Mohammed Nakhooda
(972) 685-2381	(647) 292-7180
jbarta@nortel.com	mohammna@nortel.com
Nortel Appoints Pavi S. Binning as EVP and Chief Financial Officer
Seasoned Executive Brings Proven Leadership and Global Finance Expertise
TORONTO — Nortel* [NYSE/TSX: NT] President and CEO Mike Zafirovski today announced the appointment of Pavi S. Binning as Executive Vice President and Chief Financial Officer (CFO), effective November 12, 2007. Binning is a senior executive with more than 25 years of financial experience, including chief financial officer positions at Hanson PLC and Marconi PLC.
“We conducted a thorough global search for our new CFO because I wanted the right candidate for the job. We found that with Pavi Binning,” said Mike Zafirovski. “With the appointment of Pavi — a proven leader with extensive expertise in operational execution and a track record of excellence — Nortel reaffirms its commitment to fielding a finance organization that is second to none. With the foundation now firmly in place, Pavi will move the yardstick to the next level in our finance transformation further enabling us to compete and win in the market.”
While at Marconi, Binning was responsible for building a strong financial function, as well as working with the Chief Executive Officer on creating strategic and operational improvements and executing a corporate turnaround. During his tenure the company became a profitable, cash-flow positive business.
Binning spent the majority of his career at Diageo PLC, a large, global consumer goods business that owns premium drink brands such as Smirnoff, Johnny Walker, Guinness and Bailey’s. In a variety of financial leadership roles, Binning gained valuable experience for both businesses in growth and in turnaround. Binning will be joining Nortel from his position of Group Financial Director (CFO) at Hanson PLC, which is one of the world’s leading suppliers of aggregates and heavy building materials.
“I believe that Nortel will be one of the most significant turnaround stories in corporate history, and I am excited to be part of it,” said Binning. “They have already made tremendous progress and they have strong customer and partner momentum which suggests that people want them to succeed. There are many challenges ahead but I am looking forward to competing and winning as part of this strong, passionate leadership team.”
Binning will also be appointed Executive Vice President and CFO of Nortel Networks Limited, Nortel’s principal operating subsidiary. Binning will be based in Toronto. David Drinkwater, who has been acting CFO, will return to the position of Chief Legal Officer (CLO). Gordon Davies, who has been acting CLO, will return to the position of General Counsel — Corporate and Corporate Secretary.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next-generation technologies, for both service provider and enterprise networks, support multimedia and business-critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different from those contemplated in forward-looking statements. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.